UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SEACOR Holdings Inc.

(Name of Registrant as Specified In Its Charter)

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FROM:	SEACOR Holdings Inc.’s Compensation Committee

TO:	Our Stockholders

DATE:	May 19, 2014

SUBJECT:	Response to ISS Proxy Advisory Services and Glass Lewis Co. Reports

We attach letters that SEACOR sent to ISS Proxy Advisory Services and Glass Lewis Co. with respect to voting recommendations they made for the upcoming Annual Meeting of Stockholders (scheduled to be held on May 28, 2014). We hope that if you are aware of their recommendations, you also read these letters so you may understand our views.

We look forward to seeing you at our Annual Meeting.

Sincerely

Compensation Committee of the Board of Directors

SEACOR Holdings Inc.

May 19, 2014

Mr. Ryan Sanchez

ISS Proxy Advisory Services

Via Email

Re: Proposal No. 4 – Approval of the SEACOR Holdings Inc. 2014 Share Incentive Plan

Dear Mr. Sanchez:

We write in response to ISS Proxy Advisory Services’ recommendation that our stockholders (i) vote against the proposal, as set forth in our April 10, 2014 proxy statement for our upcoming 2014 Annual Meeting of Stockholders, to approve the SEACOR Holdings Inc. 2014 Share Incentive Plan.

You recommended a vote against our proposal because, in your words, “the shareholder value transfer of 11 percent is greater than [ISS’s] company-specific allowable cap of 8 percent.”

Although we do not quibble with your calculations, and appreciate your concern with "overhang" (i.e., how much in percentage or value of common stock is subject to outstanding awards), we believe ISS once again has unfairly penalized us because our "overhang" is the byproduct of positive factors that strongly evidence an alignment between the interests of our employees and directors, and those of our stockholders.

Our equity awards vest over a longer term (5 years) than many other companies (3 years), the consequence of which is higher amounts of unvested outstanding equity awards, or "overhang". For instance, 630,021 of the 1,851,923 shares subject to equity awards (stock options and restricted stock), or 34%, have been outstanding for four years or more, and 910,747 of the 1,851,923 shares subject to equity awards, or 49%, have been outstanding for three years or more. Consequently, shortening the vesting period to three years could significantly reduce the overhang but we do not see that as helpful in aligning the recipients' interests with those of our long-term stockholders.

Our employees and directors also hold onto their equity awards long after they have vested. Out of the 1,439,298 stock options currently outstanding, 957,392, or 67%, are currently vested but still outstanding. We could encourage our optionholders to exercise their stock options shortly after they vest and thereby reduce the overhang but, again, we do not believe this would serve to align the optionholders' interests with those of our long-term stockholders.

We note that ISS does not take issue with our annual "burn rate" (i.e., how much equity is awarded in any given year). Put simply, if ISS does not have an issue with our "burn rate", we do not believe it should view our "overhang" as a negative factor in view of the positive factors of both our long-term vesting requirements and the long-term holding of equity awards by their recipients as described above.

Moreover, we believe we need to continue to attract and retain talent for the benefit of all stockholders and achieving this goal may be adversely affected if we cannot continue to issue equity at a “burn rate” in accordance with past practice. A failure to add shares for awards under our Plan would have this effect.

Accordingly, we respectfully request ISS reconsider its recommendation and instead recommend that our stockholders vote FOR Approval of the SEACOR Holdings Inc. 2014 Share Incentive Plan.

Very truly yours,

Paul L. Robinson

SVP and General Counsel

May 19, 2014

Via Email

Mr. Greg Waters

Mr. Carter Moar

Glass Lewis & Co.

Re: Response to 2014 Proxy Paper for SEACOR Holdings Inc.

Dear Messers. Waters and Moar:

I write in response to Glass Lewis & Co.’s (“Glass Lewis'”) recommendations (i) to withhold votes from director-nominee Steven J. Wisch to the Board of Directors (the “Board”) of SEACOR Holdings Inc. (the “Company”), and (ii) to vote against the advisory vote in favor of executive compensation at the 2014 annual meeting of the Company as proposed by the Company in its proxy statement dated April 10, 2014 (the “Proxy Statement”).

Election of Steven Wisch/Adoption of By-Law. Glass Lewis only recommends against the reelection of Steven J. Wisch because he serves as the Chairman of the Nominating and Corporate Governance Committee and, in June 2013, the Company's Board of Directors amended the Company's by-laws to make the Delaware Court of Chancery the sole and exclusive jurisdiction for bringing "(i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company's shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim governed by the internal affairs doctrine." Glass Lewis states that, by limiting the jurisdiction in which derivative claims may be brought, the by-law amendment may discourage the pursuit of derivative claims by increasing the difficulty and costs, and criticizes the fact that the Board did not seek stockholder approval for such amendment.

We believe Glass Lewis’ concerns are misplaced. Our Board adopted the Delaware forum selection by-law in the best interests of stockholders because the Delaware Chancery Court is widely regarded as the country’s preeminent business court with business savvy Chancellors and with the most extensive body of case law to draw upon. These are precisely the factors that lead most public companies to incorporate in Delaware. Unfortunately, however, the plaintiffs’ bar often file cases against Delaware companies in foreign jurisdictions bearing no interest in the underlying allegations and where Delaware law must be applied. The uncertainty engendered by cases brought in foreign venues not familiar with Delaware law or experienced in corporate matters often leads to anomalous decisions and settlements that would not be warranted if Delaware corporate law was properly applied.

The Board had the express authority to adopt the by-law in question and did so on June 26, 2013, a day after the June 25, 2013 ruling of the Delaware Court of Chancery (in Boilermakers Local 154 Retirement Fund v. Chevron Corp.) holding that such a forum selection by-law was valid and enforceable. Shareholders have the right to amend or repeal any by-laws adopted by the Board. Since its adoption, however, no stockholder has proposed an amendment or repeal of the by-law in question (nor even raised a single complaint about it).

Finally, we note that it seems wholly unfair for Glass Lewis to single out Mr. Wisch, a highly valued director, for a withhold vote on this issue. The by-law in question was adopted by a unanimous vote of the directors upon the recommendation of counsel.

Advisory Vote on Executive Compensation. Glass Lewis recommends against the advisory vote in favor of executive compensation principally because the Company does not have an objective, formula-based approach to setting executive compensation. In addition, Glass Lewis takes issue with change of control provisions providing for immediate vesting of certain equity awards, lack of share ownership requirements and choice of peer group (but notably describes the Company's overall disclosure as good and says that the Company has adequately aligned executive pay and corporate performance).

Mr. Greg Waters

Mr. Carter Moar

Glass Lewis & Co.

May 19, 2014

Performance-Based Awards. We believe, again, that Glass Lewis' concern is misplaced. Since 2009, the Compensation Committee approved both equity awards under the Company’s Share Incentive Plan (the “Plan”) and cash bonuses as performance-based awards (i.e., using performance based targets) under a Management Incentive Plan (the “MIP”) that was approved by our stockholders.

Both the Plan and the MIP place limits on the size of equity awards. In addition, since 2009, the Company’s equity awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company believes that its incentive compensation practices over its 20-year plus history evidence thoughtful and appropriate levels of equity compensation. As explained in the Proxy Statement, the Company does not believe in the use of purely formulaic awards because they may encourage short-sighted decisions to meet formulaic goals rather than work toward long-term benefits.

Change of Control Provisions. Glass Lewis states it is “concerned that the Company provides for immediate vesting of certain equity awards upon a change in control of the Company” because it “may discourage potential buyers from making an offer for the Company both because the purchase price will be higher and because substantial numbers of employees may earn significant amounts of money and decide to leave their positions with the Company.” In response, we first note that, under the Plan, the Board may determine, in its sole discretion, not to have awards vest upon the occurrence of any of the events that constitute a change of control. Second, the Company does not grant equity awards to “substantial numbers of employees;” rather, the Company awarded equity to a very limited number of employees in 2013 (which is representative of its historical practice), approximately 1.5% of its employee base – 77 out of over 4,600 employees. We also note that the Company does not provide employment agreements, pensions, or other perquisites. Consequently, the only payment that may be triggered by a change of control would be outstanding equity awards, which we do not believe are disproportionate for a company of our size. Finally, we note that the Company's proposed 2014 Share Incentive Plan, which is described in the Proxy Statement, allows for "replacement awards" to be issued by the acquiror in lieu of accelerated vesting in the event of a change of control, in which case a "double trigger" (i.e., a change of control and termination of employment) would be required to accelerate vesting.

Share Ownership Requirements. The Company admits it has no share ownership requirement for its directors and officers. The alignment of interests with stockholders, however, is evidenced by the voluntary long-term holdings of the Company’s directors and executive management. Without such a requirement, 6.17% of the Company's shares are held by its executive Chairman and 10.14% are held by a combination of the Board and executive officers. Thus, the Company does not believe it needs to establish a minimum ownership mandate.

Peer Group. Glass Lewis takes issue with the fact that four of the identified members of the Company's peer group have more than twice the Company's market capitalization. We do not disagree with the calculation, but believe these are appropriate companies for comparison purposes.

For the reasons set forth above, the Company disagrees with Glass Lewis’s recommendations and recommends a FOR vote on (i) the reelection of director Steven J. Wisch, and (ii) the advisory vote in favor of executive compensation at the 2014 annual meeting of the Company as set forth in the Company’s Proxy Statement.

Very truly yours,

Paul L. Robinson

SVP and General Counsel